As Filed with the Securities and Exchange Commission on August 1, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE CHEESECAKE FACTORY INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	51-0340466
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

26901 Malibu Hills Road, Calabasas Hills, California 91301
(Address of Principal Executive Offices) (Zip Code)

THE CHEESECAKE FACTORY INCORPORATED

STOCK INCENTIVE PLAN

(Full title of the plan)

Matthew E. Clark
Executive Vice President and
Chief Financial Officer
The Cheesecake Factory Incorporated
26901 Malibu Hills Road
Calabasas Hills, California 91301
(Name and address of agent for service)

(818) 871-3000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share(1)	8,471,467 shares	$43.37	$367,407,523.79	$44,529.80

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the common stock of The Cheesecake Factory Incorporated (the “Registrant”) that become issuable under the Registrant’s Stock Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)         Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based on the average of the high and the low prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market on July 26, 2019.

THE CHEESECAKE FACTORY INCORPORATED

REGISTRATION STATEMENT ON FORM S-8

INTRODUCTION

This Registration Statement on Form S-8 is filed by Registrant relating to 8,471,467 shares of its common stock, par value $0.01 per share, equal to 4,800,000 shares plus 1,784,569 shares, which, as of May 30, 2019, were available for issuance under the Registrant’s 2010 Stock Incentive Plan, as amended (the “2010 Stock Plan”) plus 1,886,898 shares which may become available for issuance under the Plan due to forfeiture or lapse of awards under the 2010 Stock Plan following May 30, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 1, 2019, as filed with the SEC on March 4, 2019;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2019, as filed with the SEC on May 6, 2019;

(c)

Registrant’s Current Reports on Form 8-K, as filed with the SEC on January 22, 2019, February 20, 2019 (only with respect to Items 5.02 and 8.01), March 5, 2019, April 2, 2019, May 1, 2019 (only with respect to Item 8.01 and the related exhibit), June 5, 2019, July 3, 2019 and July 31, 2019 (only with respect to Item 8.01); and

(d)	The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A, declared effective by the SEC on September 17, 1992.(P)

(P)           This document has been paper filed.

All other documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any information that is furnished in any document incorporated or deemed to be incorporated by reference herein but that is not deemed “filed” under the Securities Act or the Exchange Act is not incorporated by reference herein.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware provides, in summary, that the directors and officers of the Registrant may, under certain circumstances, be indemnified by the Registrant against all expenses incurred by or imposed upon them as a result of actions, suits or proceedings brought against them as such directors and officers, or as directors or officers of any other organization at the request of the Registrant, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful. No indemnification shall be made, however, against expenses with respect to any claim issued or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Section 145 of the Delaware General Corporation Law also provides that directors and officers of the Registrant are entitled to such indemnification by the Registrant to the extent that such persons are successful on the merits or otherwise in defending any such action, suit or proceeding. The Registrant’s Bylaws and Restated Certificate of Incorporation provide for the indemnification by the Registrant of officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

The Registrant has entered into agreements to indemnify its directors and officers in addition to the indemnification provided for in the Bylaws. These agreements, among other things, indemnify the Registrant’s directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services as a director or officer of the Registrant or as a director or officer of any subsidiary of the Registrant, or as a director or officer of any other Registrant or enterprise that the person provides services to at the request of the Registrant. The Registrant believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Section 102 of the Delaware General Corporation Law provides that a corporation, in its Certificate of Incorporation, may eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) any transaction from which the director derived an improper personal benefit and (4) unlawful payment of dividends, or unlawful stock purchase or redemptions. The Registrant’s

Restated Certificate of Incorporation provides for the elimination of personal liability of its directors to the fullest extent permitted by Section 102 of the Delaware General Corporation Law.

The Registrant maintains an insurance policy pursuant to which the directors and officers of the Registrant are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of having been such directors or officers.

The foregoing summaries are subject to the complete text of the statute, the Registrant’s Certificate of Incorporation and Bylaws, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Incorporated by Reference
Exhibit			File	from Exhibit	Filed with
No.	Item	Form	Number	Number	SEC
4.1	Restated Certificate of Incorporation of The Cheesecake Factory Incorporated	10-Q	000-20574	3.2	8/6/2018
4.2	Bylaws of The Cheesecake Factory Incorporated (Amended and Restated on May 20, 2009)	8-K	000-20574	3.8	5/27/2009
5.1	Opinion of Latham & Watkins LLP	—	—	—	Filed herewith
23.1	Consent of KPMG LLP	—	—	—	Filed herewith
23.2	Consent of PricewaterhouseCoopers LLP	—	—	—	Filed herewith
23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1)	—	—	—	See Exhibit 5.1
24.1	Power of Attorney	—	—	—	Contained on signature page
99.1	The Cheesecake Factory Stock Incentive Plan	8-K	000-20574	10.1	6/5/2019

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas Hills, State of California on this 1st day of August, 2019.

THE CHEESECAKE FACTORY INCORPORATED

By:	/s/ Matthew E. Clark
Matthew E. Clark
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Overton and Matthew E. Clark, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DAVID OVERTON	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 1, 2019
David Overton

/s/ MATTHEW E. CLARK	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 1, 2019
Matthew E. Clark

/s/ CHERYL M. SLOMANN	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	August 1, 2019
Cheryl M. Slomann

/s/ EDIE AMES	Director	August 1, 2019
Edie Ames

/s/ ALEXANDER L. CAPPELLO	Director	August 1, 2019
Alexander L. Cappello

/s/ JEROME I. KRANSDORF	Director	August 1, 2019
Jerome I. Kransdorf

/s/ LAURENCE B. MINDEL	Director	August 1, 2019
Laurence B. Mindel

/s/ DAVID B. PITTAWAY	Director	August 1, 2019
David B. Pittaway

/s/ HERBERT SIMON	Director	August 1, 2019
Herbert Simon